Exhibit 10.1

March 20, 2015

By Hand Delivery

Peter G. Abram, Jr.

921 Sweetwater Club Blvd.

Longwood, FL 32779

Dear Mr. Abram:

By signing below, this letter will become an Agreement between you and FARO Technologies, Inc. (“FARO”) regarding the terms of your separation from employment with FARO.

1. FARO has accepted your resignation effective March 20, 2015.

2. You will be paid for all outstanding wages earned since your last paycheck through and including the effective date of your resignation, less customary and applicable payroll deductions. As consideration for this Agreement, FARO agrees to pay you an aggregate amount of One Hundred Twenty-Two Thousand Seven Hundred and Forty-Four Dollars ($122,744.00), less customary and applicable payroll deductions, under FARO’s 2014 Short-Term Incentive Plan, which represents 91.6% of your target bonus opportunity for 2014.

3. As additional consideration for this Agreement, you will be paid a lump sum amount of $140,898.32, less customary and applicable payroll deductions, which represents all potentially outstanding equity awards, including but not limited to any grants of stock options or restricted stock units under FARO’s 2009 Equity Incentive Plan or 2014 Incentive Plan.

4. As additional consideration for this Agreement, provided that you timely elect continuation of medical benefits pursuant to COBRA, and do not become eligible for medical benefits under any other employer plan, FARO will reimburse you the monthly COBRA payment which you make, for a period not to exceed six (6) months and will pay you for all accrued but unused PTO days through March 20, 2015. (The benefits described in this paragraph and the bonus consideration referenced in Paragraph 2 and the payment referenced in Paragraph 3 shall be referred to as the “Consideration”). You acknowledge and agree that the Consideration is in addition to, and in excess of, all amounts that you claim you are owed. FARO’s agreement to provide all of the Consideration is specifically contingent upon you executing this Agreement and not revoking the Agreement, as set forth in Paragraph 11 below. To the extent the Consideration becomes payable pursuant to the terms of this Agreement, FARO will pay you the Consideration within fourteen (14) days after this Agreement becomes effective (as described below). You confirm and agree that other than the payments and Consideration referenced in this Agreement, you are not entitled to any other wages, benefits, reimbursements, payments or other compensation of any type as a result of your employment with FARO.

5. You will receive by separate letter information regarding your rights for health insurance and COBRA. To the extent that you have such rights, nothing in this Agreement will change or impair those rights.

6. In return for the Consideration in Paragraphs 2, 3 and 4, you fully and forever discharge and release FARO, its parent, subsidiaries, and affiliates, and each of their respective officers, directors, managers, employees, agents, attorneys and successors and assigns (collectively referred to as “the FARO Companies”) from any and all claims or causes of action, known or unknown, for relief of any nature, arising on or before the date you sign this Agreement, which you now have or claim to have or which you at any time prior to signing this Agreement had, against the FARO Companies, including, but in no way limited to: any claim arising from or related to your employment by FARO or the termination of your employment with FARO, including but not limited to any claim under the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 1981, the Americans With Disabilities Act (“ADA”), the Family and Medical Leave Act (“FMLA”), the Employee Retirement Income Security Act (“ERISA”), the Equal Pay Act (“EPA”), the Occupational Safety and Health Act (“OSHA”), the Florida Civil Rights Act and any and all other local, state, and federal law claims arising under statute or common law. You also agree not to file a lawsuit against any of the FARO Companies in connection with such released claims. You agree that if anyone makes a claim or undertakes an investigation involving you in any way, you waive any and all rights and claims to financial recovery resulting from such claim or investigation. You further represent that you have not assigned to any other person any of such claims, and that you have the full right to grant this release. It is agreed that this is a general release and it is to be broadly construed as a release of all claims, except those that cannot be released by law. By signing this Agreement, you acknowledge that you are doing so knowingly and voluntarily, that you understand that you may be releasing claims you may not know about, and that you are waiving all rights you may have had under any law that is intended to protect you from waiving unknown claims.

7. You represent and warrant that you have returned to the FARO Companies all of their property, including all computers, printers, and computer-related equipment, and all copies of all software and documents in your possession, custody and control, including without limitation all source and object code, artwork, storyboards, graphics, game content, and any information you have about FARO practices, procedures, trade secrets, customer lists, price lists, product marketing, personnel, staffing, salaries and wages.

8. You agree not to disparage the FARO Companies. This includes, but is not limited to, disparaging comments, social media posts, correspondence, or conversation with any and all persons, whether intended to be public or private. In response to inquiries from third parties, you and FARO shall confirm only that you separated from FARO on mutually acceptable terms. You agree that FARO also may confirm to third parties your dates of employment, title, and position(s).

9. Obligations regarding confidential information:

a. You agree that your obligations to the Company regarding confidential information continue.

b. You agree that you will not disclose or otherwise communicate to any person the terms and/or circumstances of this Agreement, including but not limited to the benefit being paid under it or the fact of such payment, except that you may disclose this information to your spouse, and to your attorney, accountant or other professional advisor to whom you must make the disclosure in order for them to adequately provide professional services to you. You will instruct them, however, to maintain the confidentiality of this information just as you must.

c. Notwithstanding the foregoing obligations and restrictions regarding confidential information, nothing in this Agreement shall prohibit or restrict you from: (1) making any disclosure of information required by law, court order or subpoena (provided that you first provide FARO with prior notice of the contemplated disclosure and cooperate with FARO in seeking a protective order or other appropriate protection of such information); (2) filing an administrative charge with any local, state, or federal administrative agency with jurisdiction to receive and investigate claims under applicable law, although you do waive and release your right to recover any monetary or other damages under such applicable law, including but not limited to compensatory damages, punitive damages, liquidated damages, or attorneys’ fees and costs; or (3) providing information to, cooperating or assisting with any investigation or proceeding brought by a federal, state or local law enforcement agency, regulatory or governmental body, or judicial authority.

10. You acknowledge that the provisions of Paragraphs 7 through 9 are of unique and substantial value to FARO, that damages to FARO or to the FARO Companies for breach of Paragraphs 7 through 9 would be difficult to ascertain, and that in the event you breach any of the provisions of Paragraph 7 through 9, FARO shall have the right to immediately obtain an injunction or decree of specific performance from any court of competent jurisdiction to restrain you from violating such provisions or to compel you to perform such undertakings or agreements. If FARO must institute a proceeding to enforce this Agreement against you, FARO shall be entitled to recover from you its attorneys’ fees and all other associated costs and expenses. If any violation occurs by you, and regardless of whether FARO obtains legal or equitable relief against you, you agree that you will remain subject to all of the terms of this Agreement.

11. The offer embodied in this Agreement shall remain open and capable of acceptance by you until April 10, 2015, after which time the offer shall be revoked. You acknowledge that you have been given at least 21 calendar days from the date of this letter to and accept the terms of this Agreement, although you may accept it at any time within those 21 days. You are advised to consult an attorney about the Agreement prior to executing it. To accept the Agreement, please date and sign this letter and return it to me such that I receive it on or before April 10, 2015. After you sign this Agreement, you will still have an additional 7 days in which to revoke your acceptance. To revoke, you must notify me in writing delivered via hand delivery or certified mail, return receipt requested, and I must receive such written notification before the end of the 7-day revocation period. If you do not sign this Agreement within the 21-day period, or if you timely revoke this Agreement during the 7-day revocation period, this Agreement will not become effective and you will not be entitled to the Consideration provided for in Paragraphs 2, 3 and 4.

12. This Agreement shall not in any way be construed as an admission by the FARO Companies of wrongdoing or liability or that you have any rights against any of these persons.

13. The provisions of this Agreement shall be construed according to the laws of Florida, without regard to its conflicts of law provisions.

14. With the exception of the release contained in Paragraph 6, the provisions of this Agreement are severable and if any part of it is found to be unenforceable the other paragraphs shall remain fully and validly enforceable. The language of all valid parts of this Agreement shall in all cases be construed as a whole, according to fair meaning, and not strictly for or against any of the parties.

15. You acknowledge that this Agreement and the New Product Development Confidentiality Notice, Patent and Confidentiality Agreement, and Non-Competition and Non- Solicitation Addendum to Patent and Confidentiality Agreement you signed as a condition to employment (the “Covenant Agreements”) represent the sole, complete, and entire agreement between you and FARO regarding the subject matters discussed in this letter. You further acknowledge you have not relied on any representation, communication or statement, written or oral, not set forth in this Agreement. This Agreement supersedes and/or modifies any and all prior agreements, correspondence or communications between you and FARO and Representatives, except the Covenant Agreements, which shall remain in full force and effect in accordance with their terms. This Agreement may be amended only by a written document signed by both you and an authorized representative of FARO.

16. This Agreement may not be revoked at any time after the expiration of the seven-day revocation period referenced in Paragraph 11 above. This Agreement is not intended to and shall not affect your right to file a lawsuit, complaint or charge that challenges the validity of this Agreement under the Older Workers Benefit Protection Act, 29 U.S.C. §626(f), with respect to claims under the ADEA. You agree, however, that, with the exception of an action to challenge your waiver of claims under the ADEA, if you ever attempt to make, assert or prosecute any claim(s) covered by the General Release and Covenant Not to Sue in Paragraph 6, you will, prior to filing or instituting such claim(s), return to FARO any and all Consideration payments already received by you under this Agreement, plus interest at the highest legal rate, and, with the exception of an action to challenge your waiver of claims under the ADEA, if FARO prevails in defending the enforceability of any portion of the Agreement or in defending itself against any such claim, you will pay FARO’s attorneys’ fees and costs incurred in defending itself against the claim(s) and/or the attempted revocation, recession or annulment. Nothing in this Agreement shall limit FARO’s rights to seek and obtain other remedies for breach of this Agreement. Moreover, if after signing this Agreement you fail to abide, or threaten to not abide, by any of the terms described in Paragraphs 7 through 9 above, FARO has the right to suspend all Consideration payments described above and take legal action to enjoin, preliminarily and permanently, you from violating or threatening to violate the terms of this Agreement, and to specifically enforce your obligations in a court of competent jurisdiction. You understand and agree that FARO will be entitled, in addition to any other remedy, to recover from you its reasonable costs and attorneys’ fees incurred in enforcing this Agreement.

17. The provisions of this Agreement will be administered, interpreted and construed in a manner intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, the regulations issued thereunder, or any exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted, or construed). Each payment under this Agreement shall be considered a separate and distinct payment. You shall have no right to designate the date of any payment under this Agreement. Nothing contained in this Agreement shall constitute any representation or warranty by FARO regarding compliance with Section 409A or any other applicable provision of federal, state, local or other tax law. The Company has no obligation to take any action to prevent the assessment of any tax under Section 409A or any other applicable provision of federal, state , local or other tax law, and neither FARO, nor the FARO Companies, shall have any liability to you or any other person with respect thereto.

18. YOU ACKNOWLEDGE THAT YOU VOLUNTARILY ENTER INTO THIS AGREEMENT WITH A FULL AND COMPLETE UNDERSTANDING OF ITS TERMS AND LEGAL EFFECT. YOU REPRESENT THAT YOU WERE ADVISED TO CONSULT WITH AN ATTORNEY ABOUT THE PROVISIONS OF THIS AGREEMENT BEFORE SIGNING BELOW.

Sincerely,

/s/ Jay Freeland
Jay Freeland
President & CEO
FARO Technologies, Inc.

PLEASE READ CAREFULLY. THIS SEPARATION AGREEMENT

AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN

AND UNKNOWN CLAIMS THROUGH THE DATE OF YOUR SIGNATURE.

YOU ARE ADVISED TO CONSULT AN ATTORNEY BEFORE SIGNING BELOW.

Accepted and agreed this 20th day of March, 2015:

Signature:	/s/ Peter G. Abram

Print Name:	Peter G. Abram